EXHIBIT 3.1

      STATE OF NEVADA

     SECRETARY OF STATE

  DIVISION OF CORPORATIONS

  FILED 07:10 AM 06/28/2006

E0496432006-9 – 20060414061-44

                      ARTICLES OF INCORPORATION

                                  OF

PIONEER CONSULTING GROUP, INC.

      The undersigned, for the purpose of forming a corporation under the laws of the State of Nevada do hereby adopt the following articles of incorporation:

                ARTICLE ONE - NAME AND MAILING ADDRESS

      The name of the corporation is Pioneer Consulting Group, Inc. and the mailing address of this corporation is 2840 Hwy 95 Alt S # 7, Silver Spring, NV 89429.

                   ARTICLE TWO - CORPORATE DURATION

      The duration of the corporation is perpetual.

                       ARTICLE THREE - PURPOSE

      This corporation is organized to engage in any lawful trade or business that can, in the opinion of the board of directors of the corporation, be advantageously carried on.

                     ARTICLE FOUR - CAPITAL STOCK

      The total number of shares of stock which the corporation is authorized to issue is 100,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $.001 per share to be issued in such series and to have such rights, preferences, and designation as determined by the board of directors of the corporation.

              ARTICLE FIVE - REGISTERED OFFICE AND AGENT

      The street address of the initial registered office of the corporation is 2840 Hwy 95 Alt S # 7, Silver Spring, NV  89429, and the name of its initial registered agent at such address, is Harvard Business Services, Inc. whose address is the same as above.

                       ARTICLE SIX  - DIRECTORS

      The number of directors constituting the initial board of

directors of the corporation is one. The number of directors may be either increased or decreased from time to time by the Bylaws, but shall never be less than one (1). The name and address of each person who is to serve as a member of the initial board of directors is:

      Matthew J. Marcus, 2840 Hwy 95 Alt S # 7, Silver Spring, NV 89429

                    ARTICLE SEVEN - INCORPORATORS

      The name and address of the person signing these Articles of

Incorporation is:

      Aaron Shoaf, 2840 Hwy 95 Alt S #7, Silver Spring, NV 89429

                   ARTICLE EIGHT - INDEMNIFICATION

      The corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.

                       ARTICLE NINE - AMENDMENT

      This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

      Executed by the undersigned at on June 28, 2006.

                                   /s/ Aaron Shoaf

                                   -------------------------

                                   Aaron Shoaf

                                   Incorporator